EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces Third Quarter 2007 Financial Results

Domestic Operating Environment Remains Challenging

ANN ARBOR, Michigan, October 16, 2007: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the third quarter ended September 9, 2007. Net income was negatively impacted versus the prior year by increased interest expense as a result of higher borrowings under the Company’s new debt facility and a continued challenging domestic environment. The International same store sales growth of 8.3% during the quarter, its highest in nearly three years, marked the 55th consecutive quarter of International same store sales growth.

Highlights:

(dollars in millions, except per share data)	Third Quarter of 2007	Third Quarter of 2006	First Three Quarters of 2007	First Three Quarters of 2006
Net income	$11.0	$24.5	$21.7	$75.2
Weighted average diluted shares	63,971,505	63,405,773	64,534,801	64,856,318
Diluted earnings per share, as reported	$0.17	$0.39	$0.34	$1.16
Items affecting comparability (see section below)	$—	$(0.04)	$0.49	$(0.09)

Diluted earnings per share, as adjusted	$0.17	$0.34	$0.82	$1.07

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Net income was down 55.2% for the third quarter, driven primarily by increased interest expense from higher borrowings under the Company’s new debt facility and, to a lesser extent, higher food costs and a decrease in distribution profits resulting from lower volumes. This was offset in part by continued strong performance in international operations.

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Diluted EPS was $0.17 on an as-reported basis for the third quarter, down $0.22 from the as-reported amount in the prior year period. However, excluding items affecting comparability, diluted EPS declined $0.17, driven primarily by lower net income as described in more detail above. The increase in ongoing interest expense under the Company’s new debt facility resulted in a decrease in diluted EPS of approximately $0.13 in the third quarter and $0.23 in the first three quarters of 2007. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

	Third Quarter of 2007		Third Quarter of 2006
Same store sales growth: (versus the prior year period)
Domestic Company-owned stores	+	0.8%		(2.3)%
Domestic franchise stores		(2.0)%		(3.2)%

Domestic stores		(1.6)%		(3.1)%

International stores	+	8.3%	+	3.0%

Global retail sales growth: (versus the prior year period)
Domestic stores		(0.4)%		(1.3)%
International stores	+	20.4%	+	11.5%

Total	+	7.2%	+	3.1%

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Domino’s Pizza: Q307 Earnings Release, Page Two

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 17, 2007	567	4,561	5,128	3,321	8,449
Openings	1	32	33	67	100
Closings	(2)	(23)	(25)	(14)	(39)
Transfers	(1)	1	—	—	—

Store count at September 9, 2007	565	4,571	5,136	3,374	8,510

Third quarter 2007 net growth	(2)	10	8	53	61

Trailing four quarters net growth	—	36	36	236	272

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “Unprecedented cost pressures and a weak consumer environment negatively impacted our domestic results in the quarter, which made striking the right balance between increasing prices, while operating in a period of declining traffic, very difficult. Our Team USA stores did the best job of managing this challenge, and we continue to share our results and tactics with our franchise organization to assist and support them. We are not standing idly by while we face these challenges, as our recently-announced management changes and selection of a new creative agency demonstrate. The elevation of Patrick Doyle to President of Domino’s U.S.A. is a great help to me as we bring intense focus to our domestic sales challenges. We’re also very excited that our new creative agency, Crispin Porter + Bogusky, will bring some fresh advertising and unique perspective to our brand message going forward.”

Brandon continued: “We are proud of our International division for leading the way with tremendous results and their best sales showing since the first quarter of 2005. We are clearly navigating through a very challenging period for our company. However, I believe the inherent strength of our highly-resilient business model; our new leadership structure; our new advertising agency; our strong international growth and expansion; and our culture of perseverance and doing what it takes to WIN will bode well for the future growth and success of our company.”

The Company reported that its Board of Directors has approved moving forward on a three-year employment agreement for Dave Brandon through 2010 at its October 11th meeting. The Company and Mr. Brandon are in the process of negotiating the terms of that agreement.

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its third quarter 2007 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight November 16, 2007 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 2474410. The webcast will be archived for 30 days on www.dominos.com.

Share Repurchases

As previously communicated, the Board of Directors approved an open market share repurchase program for up to $200 million of the Company’s common stock. During the third quarter of 2007, the Company repurchased and retired approximately 1.1 million shares of its common stock under the open market share repurchase program for approximately $18.0 million, or an average price of $17.08 per share.

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Domino’s Pizza: Q307 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the first three quarters of 2007 as well as the third quarter and first three quarters of 2006, included several items that affect the comparability to the reported financial results in the same periods in the prior year, including:

(i)	the impact of the Company’s recapitalization, which was completed in April 2007,

(ii)	the 2007 impact of the reserve recorded in the second quarter in connection with legal matters in California, and

(iii)	the 2006 impact of the sale of Company-owned France and Netherlands operations.

The table below presents the items that affect comparability between the 2007 and 2006 financial results. Management believes that disclosing the following information is critical to the understanding of our financial results for the third quarter and first three quarters of 2007 as compared to similar periods in 2006 (See the Comments on Regulation G section). In addition to the items noted in the table below, the Company’s recapitalization had a significant impact on ongoing interest expense as a result of higher debt levels. This impacts comparability to prior year periods. The increase in ongoing interest expense resulted in a decrease in diluted EPS of approximately $0.13 in the third quarter and approximately $0.23 in the first three quarters of 2007.

	Third Quarter			First Three Quarters
(in thousands)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2007 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	—	—	—	$(2,873)	$(1,781)	$(0.03)
Additional interest income on recapitalization funds (2)	—	—	—	2,632	2,632	0.04
Additional interest expense (3)	—	—	—	(33,878)	(21,005)	(0.32)
Premium on bond extinguishment (4)	—	—	—	(13,294)	(8,242)	(0.13)

Subtotal	—	—	—	(47,413)	(28,396)	(0.44)
Legal expenses (5)	—	—	—	(5,000)	(3,100)	(0.05)

2007 items affecting comparability	—	—	—	$(52,413)	$(31,496)	$(0.49)

2006 items affecting comparability:
Gain on the sale of France and Netherlands operations and related tax effects (6)	$2,825	$2,682	$0.04	$2,825	$5,571	$0.09

(1)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders and legal and professional fees incurred in connection with the recapitalization, including the tender offers for Domino’s Pizza, Inc. common stock and Domino’s, Inc. senior subordinated notes due 2011.
(2)	Includes tax-exempt interest income that was earned on funds received in connection with the recapitalization prior to disbursement of the funds.
(3)	Includes the write-off of deferred financing fees and bond discount related to extinguished debt as well as net expense incurred in connection with the settlement of interest rate derivatives.
(4)	Represents the premium paid to bond holders in the tender offer for the Domino’s, Inc. senior subordinated notes due 2011.
(5)	Represents expenses incurred in connection with certain legal matters in California.
(6)	Represents the gain recognized in the third quarter of 2006 on the sale of our Company-owned France and Netherlands operations of approximately $2.8 million and the related tax benefit recognized in the second quarter of 2006.

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Domino’s Pizza: Q307 Earnings Release, Page Four

Liquidity

As of September 9, 2007, the Company had:

•	$1.7 billion in total debt,

•	$114.9 million of cash and cash equivalents,

•	no borrowings under its $150.0 million revolving credit facility and,

•	letters of credit issued under its revolving credit facility of $30.7 million.

The Company’s cash borrowing rate for the third quarter of 2007 was 6.1%. The Company incurred $12.7 million in capital expenditures during the first three quarters of 2007 versus $14.8 million in the first three quarters of the prior year.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included a non-GAAP financial measure within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics commonly used in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS less the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

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Domino’s Pizza: Q307 Earnings Release, Page Five

About Domino’s

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,510 franchised and Company-owned stores in the United States and more than 55 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $5.1 billion in 2006, comprised of $3.2 billion domestically and nearly $1.9 billion internationally. During the third quarter of 2007, the Domino’s Pizza® brand had global retail sales of more than $1.2 billion, comprised of approximately $725.7 million domestically and approximately $510.7 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” Customers can place orders online in English and Spanish by visiting www.dominos.com or from a Web-enabled cell phone by visiting mobile.dominos.com. More information on the Company, in English and Spanish, can be found on the Web at www.dominos.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased leverage as a result of the borrowings under our asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2006. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

TABLES TO FOLLOW

Domino’s Pizza: Q307 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	September 9, 2007	% of Total Revenues	September 10, 2006	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$89,264		$89,284
Domestic franchise	35,832		35,696
Domestic distribution	183,670		175,531
International	28,552		26,158

Total revenues	337,318	100.0%	326,669	100.0%

Cost of sales:
Domestic Company-owned stores	73,818		71,785
Domestic distribution	167,360		157,070
International	12,212		12,035

Total cost of sales	253,390	75.1%	240,890	73.7%

Operating margin	83,928	24.9%	85,779	26.3%

General and administrative	40,167	11.9%	35,066	10.7%

Income from operations	43,761	13.0%	50,713	15.6%

Interest expense, net	25,514	7.6%	13,219	4.1%

Income before provision for income taxes	18,247	5.4%	37,494	11.5%

Provision for income taxes	7,256	2.1%	12,970	4.0%

Net income	$10,991	3.3%	$24,524	7.5%

Earnings per share:
Common stock – diluted	$0.17		$0.39

Domino’s Pizza: Q307 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three Fiscal Quarters Ended
	September 9, 2007	% of Total Revenues	September 10, 2006	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$277,625		$275,987
Domestic franchise	110,479		109,588
Domestic distribution	546,072		527,967
International	82,752		88,523

Total revenues	1,016,928	100.0%	1,002,065	100.0%

Cost of sales:
Domestic Company-owned stores	221,766		218,221
Domestic distribution	492,947		471,317
International	35,350		43,688

Total cost of sales	750,063	73.8%	733,226	73.2%

Operating margin	266,865	26.2%	268,839	26.8%

General and administrative	129,073	12.7%	117,836	11.8%

Income from operations	137,792	13.5%	151,003	15.0%

Interest expense, net	90,464	8.9%	37,704	3.7%
Other	13,294	1.3%	—	—

Income before provision for income taxes	34,034	3.3%	113,299	11.3%

Provision for income taxes	12,329	1.2%	38,117	3.8%

Net income	$21,705	2.1%	$75,182	7.5%

Earnings per share:
Common stock – diluted	$0.34		$1.16

Domino’s Pizza: Q307 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 9, 2007	December 31, 2006
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$114,917	$38,222
Accounts receivable	68,035	65,697
Inventories	23,513	22,803
Advertising fund assets, restricted	24,490	18,880
Other assets	29,193	20,703

Total current assets	260,148	166,305

Property, plant and equipment, net	108,834	117,144

Other assets	128,185	96,754

Total assets	$497,167	$380,203

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$304	$1,477
Accounts payable	48,683	55,036
Accrued interest	41,273	19,499
Advertising fund liabilities	24,490	18,880
Other accrued liabilities	63,184	60,309

Total current liabilities	177,934	155,201

Long-term liabilities:
Long-term debt, less current portion	1,704,874	740,120
Other accrued liabilities	48,618	49,775

Total long-term liabilities	1,753,492	789,895

Total stockholders’ deficit	(1,434,259)	(564,893)

Total liabilities and stockholders’ deficit	$497,167	$380,203

Domino’s Pizza: Q307 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Three Fiscal Quarters Ended
	September 9, 2007	September 10, 2006
(In thousands)
Cash flows from operating activities:
Net income	$21,705	$75,182
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	21,740	22,390
Amortization and write-off of deferred financing costs and debt discount	34,773	2,568
Benefit for deferred income taxes	(4,530)	(2,570)
Non-cash compensation expense	6,069	3,412
Other	2,531	(3,832)
Changes in operating assets and liabilities	(16,069)	(7,034)

Net cash provided by operating activities	66,219	90,116

Cash flows from investing activities:
Capital expenditures	(12,676)	(14,794)
Proceeds from sale of property, plant and equipment	3,317	12,974
Other	(58)	73

Net cash used in investing activities	(9,417)	(1,747)

Cash flows from financing activities:
Repurchase of common stock	(18,078)	(145,000)
Common stock dividends and equivalents	(896,972)	(14,875)
Proceeds from issuance of long-term debt	2,509,938	100,000
Cash paid for financing costs	(58,876)	(250)
Repayments of long-term debt and capital lease obligation	(1,547,102)	(95,194)
Tax benefit from stock options	21,907	4,112
Other	9,071	6,907

Net cash provided by (used in) financing activities	19,888	(144,300)

Effect of exchange rate changes on cash and cash equivalents	5	55

Increase (decrease) in cash and cash equivalents	76,695	(55,876)

Cash and cash equivalents, at beginning of period	38,222	66,919

Cash and cash equivalents, at end of period	$114,917	$11,043

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